EXHIBIT 10T
COGNEX CORPORATION
STOCK OPTION AGREEMENT (NON-QUALIFIED)
UNDER 1998 STOCK INCENTIVE PLAN
AGREEMENT entered into as of [date], by and between COGNEX CORPORATION, a Massachusetts corporation (the “Company”) and the undersigned employee, director or consultant of the Company or one of its subsidiaries (the “Optionee”).
Recitals:
1.	The Company desires to afford the Optionee an opportunity to purchase shares of its common stock ($0.002 par value) (“Shares”) to carry out the purposes of the Cognex Corporation 1998 Stock Incentive Plan (the “Plan”).

2.	Section 6 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.
ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee hereby agree as follows:
1.	Grant of Option
The Company hereby grants to the Optionee a non-qualified stock option (the “Option”) to purchase all or any part of an aggregate of [number] Shares on the terms and conditions hereinafter set forth.
2.	Purchase Price
The purchase price (“Purchase Price”) for the Shares covered by the Option shall be $[                    ].
3.	Time and Manner of Exercise of Option

3.1	The Option shall not be exercisable prior to [date]. Thereafter, the Option shall only be exercisable, in the amounts and on or after the vesting dates as follows:

Shares
Becoming Available
On or After	for Exercise

Notwithstanding the foregoing, the Option shall not be exercisable until such time that the Optionee and the Company have duly executed all of the agreements required at the time of grant of the Option by the Company for 1) full-time employment by the Company, if the Optionee is an employee of the Company, including, but not limited to, the Company’s Employee, Invention, Non-Disclosure and Non-Competition Agreement, or 2) consultancy by the Company, if the optionee is a consultant to the Company, including, but not limited to, the Company’s Consultant Agreement, or 3) directorship of the Company, if the Optionee is a director of the Company, including, but not limited to, the Company’s Confidentiality and Non-Competition Agreement.

[Included for Directors: In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Corporation before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Corporation or its successor (or its ultimate parent) after the consummation of the transaction, all your outstanding options to acquire shares of common stock of the Corporation shall become vested and fully exercisable immediately prior to the consummation of the transaction.]

[Included for Executive Officers: In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Corporation before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Corporation or its successor (or its ultimate parent) after the consummation of the transaction, and within 12 months of the consummation of the transaction, your employment is involuntarily terminated, all your outstanding options to acquire shares of common stock of the Corporation shall become immediately vested and fully exercisable. For purposes hereof, your employment is considered to be involuntarily terminated if the Corporation or its successor terminates your employment without Cause or you resign your employment for Good Reason.

The term “Cause” shall mean (i) your willful and continued failure to perform substantially your duties with the Corporation (other than any failure resulting from incapacity due to physical or mental illness), after a written demand of performance is delivered to you by the Board or the Chief Executive Officer of the Corporation which identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties; or (ii) your willful engagement in illegal conduct or gross misconduct which is materially injurious to the Corporation.

The term “Good Reason”’ shall mean (i) a material diminution in your duties or responsibilities, excluding for this purpose any diminution related solely to the Corporation ceasing to be a reporting company for purposes of the Securities Exchange Act of 1934, or (ii) the Corporation’s requiring you to be based at any office or location that is more than fifty (50) miles from your current office.]

3.2	To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the Purchase Price for such Shares, which payment may, at the Optionee’s request and in the Company’s sole discretion, be in whole or in part in shares of the common stock of the Company already owned by the person or persons exercising the Option, valued at fair market value. If such stock is traded on the NASDAQ National Market System, the price shall be the mean between the high and low sale prices quoted on NASDAQ on the date nearest preceding the date of exercise. There shall be no such exercise at any one time as to fewer than Two Hundred and Fifty (250) Shares or all of the remaining Shares then purchasable by the person or persons exercising the Option, if fewer than Two Hundred and Fifty (250) Shares. Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the person or persons exercising the Option at such time, during ordinary business hours, after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the Option.

3.3	Accrual of the right to exercise the option ceases during a medical leave or leave of absence from the Company or upon a change of an employee’s full-time employment status to part-time employment.

The schedule shown in 3.1 will be extended one day for each day that the optionee was on leave or a part-time employee. The term of the option as specified in 4.1 shall remain as stated.

3.4	The Company shall at all times during the term of the Option reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of the Option, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto, and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall not have any of the rights of a stockholder of the Company in respect of the Shares until one or more certificates for such Shares shall be delivered to him upon the due exercise of the Option.

3.5	Optionee agrees that he/she will not claim, now or at any time in the future, whether during Optionee’s affiliation with the Company (i.e. during Optionee’s employment if an employee, or during Optionee’s consultancy engagement if a consultant, or during Optionee’s tenure as a director if a director of Company) or after such affiliation has terminated (either voluntarily or involuntarily and whether with or without cause), that Optionee should be entitled to exercise any of the then remaining unvested shares prior to the vesting dates for any reason, including, but not limited to, any claim for services, contributions or efforts made by Optionee on behalf of Cognex during his/her affiliation with Cognex.

4.	Term of Option

4.1	The Option shall terminate on [date] , but shall be subject to earlier termination as hereinafter provided.

4.2	In the event that the Optionee ceases to be affiliated with the Company (or one of its subsidiaries) by reason of termination of his or her employment (whether voluntary or involuntary and whether with or without cause), consultancy or directorship, the Option may be exercised, only to the extent then exercisable under Section 3.1 within seven (7) business days after the date on which the Optionee ceased his or her such affiliation with the Company unless termination (a) was by the Company for cause or was by the Optionee in breach of an employment, consulting or directorship contract, in any of which cases the Option shall terminate immediately at the time the Optionee ceases his or her such affiliation with the Company and shall not be exercisable, (b) was because the Optionee has become disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1986, as amended), or (c) was by reason of the death of the Optionee. In the case of disability, the Option may be exercised, to the extent then exercisable under Sections 3.1 and 3.3, at any time within twelve (12) months after the date of termination of his or her such affiliation with the Company, but in any event prior to the expiration of ten (10) years from the date hereof.

4.3	In the event of the death of the Optionee, the Option may be exercised, to the extent the Optionee was entitled to do so on the date of his or her death under the provisions of Sections 3.1 and 3.3 by the estate of the Optionee or by any person or persons who acquire the right to exercise the Option by bequest or inheritance or otherwise by reason of the death of the Optionee. In such circumstances, the Option may be exercised at any time within twelve (12) months after the date of death of the Optionee, but in any event prior to the expiration of ten (10) years from the date hereof.

5.	Transferability of Options
The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee only by him, except that (i) the Optionee may transfer the Option to the Optionee’s spouse or children or to a trust for the benefit of the Optionee or the Optionee’s spouse or children and (ii) the Optionee may transfer the Option pursuant to a divorce decree or other domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (or the rules thereunder). The Option shall be null and void and without effect upon the bankruptcy of the Optionee or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Option.
6.	Adjustments Upon Changes in Capitalization
In the event that the outstanding shares of the common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which the Option, or any part thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the Optionee shall remain as before the occurrence of such event; such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Option price per share. In the event of a “Change in Control”, as such term is defined in the Plan, the provisions of Section 12 of the Plan shall apply to this Option.
7.	Severability
Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. In the event that any provision hereof or any obligation or grant, or rights by the undersigned hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation, or grant of right shall be deemed and construed to extend only to the maximum permitted by law, and the remainder of this Agreement shall remain valid and enforceable according to its terms.
8.	Withholding Taxes
Whenever Shares are to be issued upon exercise of this Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy all Federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.
9.	Transfer Restriction
The Optionee shall not, without the written consent of the Company, sell or transfer any Shares acquired pursuant to the exercise of this Option prior to the expiration of six (6) months after the date the Shares were purchased from the Company. The Company shall not be required to transfer on its books any Shares of the Company which shall have been sold or transferred in violation of this provision or to treat as owner of such Shares or to pay dividends to any transferee to whom such Shares shall have been so transferred. The company shall place a legend on the stock certificates issued to the Optionee for the Shares acquired pursuant to the exercise of this Option reflecting the restriction contained in this Section 9.
The foregoing paragraph of this Section 9 shall not apply in the event that one hundred percent (100%) of the aggregate Shares of this Option are available for purchase by the Optionee per Sections 3.1 and 3.3 above.
10.	No Special Rights
Nothing contained in the Plan or in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the affiliation of the Optionee, as either employee or consultant or director, with the Company for the period within which this Option may be exercised. If Optionee is an employee of the Company, he/she acknowledges the he/she is an employee “at will” and that Company provides no guarantee or assurance of Optionee’s employment with Company prior to or after the vesting dates contained in Section 3 above.

11.	Non-Competition
The Optionee reaffirms his/her promise to be bound by the non-competition provision as stated in the Employee Invention, Non-Disclosure and Non-Competition Agreement entered into between the Optionee and the Company, (the “Employment Agreement”). The Optionee agrees that any pre-tax gains realized by the Optionee pursuant to the exercise of this Option (along with other good and valuable consideration including, but not limited to employment by the Company, salary and other Company-provided benefits) are additional and sufficient consideration for the Optionee’s performance of his/her non-competition obligations as stated in the Optionee’s Employment Agreement. Optionee agrees that if he or she breaches the non-competition obligations of Optionee’s Employment Agreement then he or she shall pay damages to the Company, including, but not limited to an amount equal to the sum of: (a) the total of all pre-tax gains realized by Optionee as a result of the exercise of any portion of the Stock Option and (b) the total of all pre-tax gains realized by Optionee as a result of the sale of any shares acquired by him/her through the exercise of any portion of the Stock Option.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by Robert J. Shillman., its CEO, and President thereunto duly authorized, and the Optionee has hereunto set his hand and seal, all as of the day and year first above written.

COGNEX CORPORATION

By:
CEO, President

Optionee
V: 5/30/0